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Scudder RREEF Real Estate Fund II, Inc.
Form N-SAR
Exhibit ? Item 77Q2

Section 16(a) Beneficial Ownership Compliance

        Based on a review of reports filed by Scudder RREEF Real Estate Fund II, Inc.?s
(the ?Fund?) Directors and Officers, Deutsche Asset Management, Inc. (?DeAM, Inc.?),
officers and directors of DeAM, Inc. and RREEF America LLC (?RREEF?), affiliated persons of DeAM, Inc. and RREEF and beneficial holders of 10% or more of the Fund?s outstanding stock (?Reporting Persons?), and written representations by the Reporting
Persons that no year-end reports were required by such persons, all filings required pursuant to Section 16a-3(e) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2004 were timely, except John W. Vojticek filed a Form 3 Initial
Holdings Report late.  This omission has subsequently been corrected by making the necessary filing.







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